EXHIBIT A

Agreement

The undersigned hereby agree that this statement on Schedule 13D with respect to beneficial ownership of shares of common stock of Genaissance Pharmaceuticals, Inc. is filed jointly, on behalf of each of them.

Dated: January 7, 2003

Capital Technologies CDPQ inc.

By: Denis Dionne
Name: Denis Dionne
Title: President

By: Ginette Depelteau
Name: Ginette Depelteau
Title: Corporate Secretary

Caisse de dépot et placement du Québec

By: Claude Bergeron
Name: Claude Bergeron
Title: Vice-President, Legal Affairs

By: Ginette Depelteau
Name: Ginette Depelteau
Title: Vice-President and Corporate
Secretary